UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)


                            DIAMETRICS MEDICAL, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   252532 106
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                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following page(s)

Page 1 of 4 Pages

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CUSIP No. 252532 106                   13G                     Page 2 of 4 Pages
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1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Longview Fund L.P.
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                  (a) [ ]
                                                                  (b) [ ]
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION

           California
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                     5       SOLE VOTING POWER
                             6,343,450 shares of Common Stock
    NUMBER OF        ------- ---------------------------------------------------
     SHARES          6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                 None
      EACH           ------- ---------------------------------------------------
    REPORTING        7       SOLE DISPOSITIVE POWER
   PERSON WITH
                             6,343,450 shares of Common Stock
                     ------- ---------------------------------------------------
                     8       SHARED DISPOSITIVE POWER

                             None
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,343,450 shares of Common Stock
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           18.06%
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12         TYPE OF REPORTING PERSON

           OO
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CUSIP No. 252532 106                   13G                     Page 3 of 4 Pages
------------------------                              --------------------------


ITEM 1 (a) NAME OF ISSUER: Diametrics Medical, Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             3050 Centre Point Drive, Roseville, MN 55113

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2 (e) CUSIP NUMBER:  252532 106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 6,343,450 Shares of Common Stock

         (b) PERCENT OF CLASS: 18.06%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                6,343,450 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                        0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                6,343,450 Shares

             (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                        0 Shares

------------------------                              --------------------------
CUSIP No. 252532 106                   13G                     Page 4 of 4 Pages
------------------------                              --------------------------


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                        Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                        Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                        Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                        Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                        Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             March 2, 2005
                                             -----------------------------------
                                             (Date)

                                             /s/ Peter T. Benz
                                             -----------------------------------
                                             (Signature)

                                             Peter T. Benz, CEO of Viking Asset
                                             Management, as General Partner
                                             -----------------------------------
                                             (Name/Title)